Exhibit 23.1

Huddleston & Co., Inc.
Petroleum and Geological Engineers
1 Houston Center
1221 McKinney, Suite 3700
Houston, Texas 77010

PHONE (713) 209-1100   s   FAX (713) 752-0828

CONSENT OF INDEPENDENT PETROLEUM AND GEOLOGICAL ENGINEERS

The undersigned hereby consents to the use in the Prospectus and related Prospectus Supplement constituting part of the Registration Statements on Form S-3 (Reg. Nos. 333-87945 and 333-60606) of our reserve reports relating to the oil and gas reserves of Callon Petroleum Company at December 31, 2003. We also consent to the references to us under the heading “Reserve Engineers” and elsewhere in such Prospectus and related Prospectus Supplement.

HUDDLESTON & CO., INC.
	By:	/s/ Peter D. Huddleston
Peter D. Huddleston, P.E.
June 17, 2004		President